Exhibit 10.408

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is entered into as of the 27th day of February, 2015 (the “Execution Date”) by and between GEORGETOWN HC&R PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“Lessor”) and BLUE RIDGE IN GEORGETOWN LLC, a South Carolina limited liability company (“Lessee”), for the improved real property described on Exhibit “A-1” and any and all improvements now or hereinafter located on such real property, together with all parking and loading areas, all easements, rights of way, and other rights appurtenant thereto (collectively, the “Premises”), on which Premises is located that certain 84 bed skilled nursing facility located at 2715 South Island Road, Georgetown, South Carolina 29440 commonly known as “Georgetown Health Care and Rehab Center” (the “Facility”) including the “Lessor Personal Property” associated therewith described on Exhibit “A-2”. Certain capitalized terms used in this Lease are defined on Exhibit “B”.

RECITALS

WHEREAS, Lessor desires to Lease the Premises to Lessee and Lessee desires to Lease the Premises from Lessor on the terms and conditions hereinafter set forth; and
WHEREAS, Affiliates of Lessor desire to lease other facilities related to this transaction more particularly described in Schedule 1 to Affiliates of Lessee (collectively, “Related Lease Affiliates”) pursuant to leases substantially similar to this Lease and dated concurrently herewith (collectively, the “Related Leases”).
NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Term. The initial term of this Lease is fifteen (15) years (the “Initial Term”). A “Lease Year” is the twelve (12) month period commencing on the Commencement Date (as defined below) and each anniversary thereof during each year of the Term. The Initial Term shall commence on the first day of the month following the month in which Lessor has received copies of all licenses and other approvals issued to Lessee required by the State in which the Facility is located but no later than April 1, 2015 (the “Commencement Date”) and shall end on the last day of the one hundred eightieth (180th) full calendar month thereafter, and may be extended for two (2) separate renewal terms of five (5) years each (each a “Renewal Term”) if (a) at least one-hundred eighty (180) days prior to the end of the Initial Term or the existing Renewal Term, as applicable, Lessee delivers to Lessor a “Renewal Notice” indicating that Lessee desires to exercise its right to extend this Lease for the Renewal Term; (b) there is no then uncured Event of Default (i) as of the date Lessor receives the Renewal Notice or (ii) on the last day of the Initial Term or the existing Renewal Term, as applicable and (c) all Related Lease Affiliates concurrently deliver appropriate Renewal Notices exercising renewal options for all Related Leases which have not been terminated in accordance with the terms set forth therein. For purposes hereof, “Termination Date” shall mean the last day of the Initial Term or Renewal Term (if any) or the earlier date on which this Lease may be terminated as provided herein. For purposes hereof, “Term” shall mean the Initial Term together with any Renewal Term if exercised by Lessee.

2.    Rent. During the Term, Lessee shall pay in advance to Lessor on or before the 1st day of each month the following amounts (hereinafter Base Rent and Additional Rent are collectively referred to as “Rent”):

2.1    Base Rent.

(a)    Lease Year One. During first Lease Year, Base Rent shall be Twenty-Four Thousand and 00/100 Dollars ($24,000.00) per month.

(b)    Lease Years 2-15. Commencing on the first day of the second (2nd) Lease Year and continuing on the first day of each Lease Year thereafter through the end of the Initial Term, the Base Rent due each Lease Year shall equal one hundred three percent (103%) of the Base Rent payable for the immediately preceding Lease Year.

2.2    Additional Rent. In addition to Base Rent, Lessee shall pay to Lessor “Additional Rent” in the amount of Forty-two Thousand and 00/100 Dollars ($42,000.00) per Lease Year (84 total beds x $500/per bed). The Additional Rent shall be paid in equal monthly payments of $3,500.00, shall remain the sole property of Lessee and shall be held by Lessor in a segregated interest bearing account (the “Improvements Account”) and shall be made available by Lessor to Lessee, upon written request by Lessee to Lessor, for capital improvements and repairs to the Facility on an as-needed basis from time to time during the Term as determined by Lessee. On or prior to the Commencement Date, Lessor shall deposit the sum of $45,000.00 (the “Lessor Contribution”) into the Improvements Account, which funds shall be available for use by Lessee as provided in this Section. The funds representing the Lessor Contribution shall be considered the first funds disbursed to Lessee as provided in this Section until the Lessor Contribution Funds have been fully disbursed to Lessee. On the Termination Date, the balance of any funds in the Improvements Account shall be delivered by Lessor to Lessee.

2.3    Renewal Term Base Rent. To establish a fair market Base Rent for the Premises during a Renewal Term, the Base Rent for the applicable Renewal Term shall be reset and expressed as an annual amount equal to the lesser of (a) the Fair Market Rental of the Premises as established pursuant to Exhibit C-1, or (b) one hundred three percent (103%) of the Base Rent due for the immediately preceding Lease Year. Commencing with the second (2nd) Lease Year of a Renewal Term, the Base Rent due each Lease Year shall equal one hundred three percent (103%) of the Base Rent payable for the immediately preceding Lease Year. Notwithstanding any provision hereof, Base Rent for the first (1st) Lease Year of a Renewal Term shall not be less than the Base Rent paid during the final Lease Year of the Initial Term or the final Lease Year of the first Renewal Term, as applicable.

2.4    Absolute Net Lease. All Rent payments shall be absolutely net to Lessor, free or any and all Taxes (as defined below in Section 5), Other Charges (as defined below in Section 5), and operating or other expenses of any kind whatsoever, all of which shall be paid by Lessee, except as otherwise provided in this Lease. Lessee shall at all times during the Term remain obligated under this Lease without any right of set-off, counterclaim, abatement, deduction, reduction or defense of any kind. Lessee’s sole right to recover damages against Lessor under this Lease shall be to prove such damages in a separate action.

2.5    Payment Terms. All Rent and other payments to Lessor hereunder shall be paid by wire transfer in accordance with Lessor’s wire transfer instructions attached hereto as Exhibit C, or as otherwise directed by Lessor from time to time.

3.    Security Deposit. Lessee shall deposit with Lessor and maintain during the Term the cash sum of Twenty-five Thousand and 00/100 Dollars ($25,000.00) as a security deposit (the “Security Deposit”) which Lessor shall hold as security for the full and faithful performance by Lessee of every term, provision, obligation and covenant under this Lease and subject to the terms and conditions of this Lease. The Security Deposit shall be paid upon execution of this Lease. The Security Deposit may be deposited by Lessor into an interest-bearing account, which interest shall accrue for the sole benefit of Lessor and not Lessee. The Security Deposit shall not be considered an advance payment of Rent (or of any other sum payable by Lessee under this Lease) or a measure of Lessor’s damages in case of a default by Lessee. Lessor shall have no obligation to maintain the Security Deposit separate and apart from Lessor’s general and/or other funds. If (i) Lessee defaults beyond the applicable notice and/or cure period in respect of any of the terms, provisions, covenants and conditions of this Lease or (ii) a Related Lease Affiliate defaults beyond the applicable notice and/or cure period in respect of any of the terms, provisions, covenants and conditions of any Related Lease, Lessor may, but shall not be required to, in addition to and not in lieu of any other rights and remedies available to Lessor, apply all or any part of the Security Deposit to the payment of any sum in default, or any other sum that Lessor may expend or be required to expend by reason of such default, including but not limited to, any damages or deficiency in reletting the Premises. Whenever, and as often as, Lessor has applied any portion of the Security Deposit to cure a default (as described in the preceding sentence), Lessee shall, within ten (10) days after Notice from Lessor, deposit additional money with Lessor sufficient to restore the Security Deposit to the full amount then required to be deposited with Lessor, and Lessee’s failure to do so shall constitute an Event of Default without any further Notice. If Lessor transfers or assigns its interest under this Lease, Lessor shall assign the Security Deposit to the new lessor and thereafter Lessor shall have no further liability for the return of the Security Deposit, and Lessee agrees to look solely to the new lessor for the return of the Security Deposit. Lessee agrees that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that Lessor, its successors and assigns may return the Security Deposit to the last lessee in possession of the Premises at the last address for which Notice has given by such lessee and that Lessor thereafter shall be relieved of any liability therefor, regardless of one or more assignments of this Lease or any such actual or attempted assignment or encumbrances of the Security Deposit. The Security Deposit shall be returned by Lessor to the last lessee in possession of the Premises as required by applicable law following the Termination Date.

4.    Late Charges. The late payment of Rent or other amounts due under this Lease will cause Lessor to lose the use of such money and incur administrative and other expenses not contemplated under this Lease. While the exact amount of the foregoing is difficult to ascertain, the parties agree that as a reasonable estimate of fair compensation to Lessor, if Rent or any other amount is not paid within (a) five (5) business days after the due date for such payment, then Lessee shall thereafter pay to Lessor on demand a late charge equal to three percent (3%) of such delinquent amounts, and (b) ten (10) business days after the due date for such payment, such unpaid amount shall accrue interest from such date at the rate of eight percent (8%) per annum (the “Agreed Rate”).

5.    Taxes and Other Charges. At the commencement and at the expiration of the Term, all Taxes and Other Charges shall be prorated. Lessor shall promptly forward to Lessee copies of all bills and payment receipts for Taxes or Other Charges received by it. Throughout the Term, Lessee shall pay and discharge (including the filing of all required returns), prior to delinquency or imposition of any fine, penalty, interest or other cost (“Penalty”), (a) “Taxes”, consisting of any real property and other taxes and assessments levied or assessed with respect to the Premises (excluding income taxes, franchise taxes, estate taxes, transfer taxes and/or gross receipts taxes that may be imposed upon Lessor), and (b) “Other Charges”, consisting of any utilities and other costs and expenses of the Facility or any portion of the Premises and all other charges, obligations or deposits assessed against any portion of the Premises during the Term. Lessee shall pay the foregoing prior to delinquency and before any Penalty, but may pay the foregoing in permitted installments (whether or not interest accrues on the unpaid balance). Within ten (10) days of its receipt of Lessor’s written notice of payment, Lessee shall pay Lessor an amount equal to any Taxes or Penalty that Lessor at any time is assessed or otherwise becomes responsible and for which Lessee is liable under this Lease. However, nothing in this Lease shall obligate Lessee to pay penalties incurred as a result of Lessor’s failure to timely forward bills to Lessee.

5.1    Protests. Lessee has the right, but not the obligation, in good faith to protest or contest (a “Protest”) in whole or in part (a) the amount or payment of any Taxes or Other Charges, and (b) the existence, amount or validity of any Lien (as defined in Section 8.1), by appropriate proceedings sufficient to (i) prevent the collection or other realization of such Taxes, Other Charges or Liens, or (ii) prevent the sale, forfeiture or loss of any portion of the Premises, or (iii) prevent the forfeiture of Rent to satisfy such Taxes, Other Charges or Liens (so long as it provides Lessor with reasonable security to assure the foregoing). If Lessee commences a Protest, Lessee shall diligently prosecute any such Protest at its sole cost and expense and pay such Taxes, Other Charges or Lien. Lessor shall cooperate in any Protest that involves an amount assessed against the Premises.

5.2    Impound. If required by a Facility Mortgagee (as hereinafter defined) or upon Lessor’s written notice to Lessee during the Term, Lessor may require Lessee to pay with each Rent payment a deposit of one-twelfth (1/12th) of the amount required to discharge the annual amount of real property Taxes secured by a Lien encumbering any portion of the Premises as and when they become due. The deposits shall not bear interest nor be held by Lessor in trust or as an agent of Lessee, but rather shall be applied to the payment of the related obligations. If at any time within thirty (30) days prior to the due date the deposits shall be insufficient for the payment of the obligation in full, Lessee shall within ten (10) days after demand deposit the deficiency with Lessor. If deposits are in excess of the actual obligation, the required monthly deposits for the ensuing Lease Year shall be reduced proportionately and any such excess as of the Termination Date shall be refunded to Lessee. Lessee shall forward to Lessor or its designee all Tax bills, bond and assessment statements promptly upon receipt. If Lessor transfers this Lease, it shall transfer all such deposits to the transferee, and Lessor shall thereafter have no liability of any kind with respect thereto.

5.3    Tax Treatment; Reporting. Lessor and Lessee shall treat this transaction as a true lease for state law purposes and shall report this transaction as a lease for Federal income tax purposes.  For Federal income tax purposes each shall report this lease as a true lease with Lessor as the owner of the Premises and Lessee as the lessee of such Premises including: (a) treating Lessor as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Premises, (b) Lessee reporting its Rent payments as rent expense under Section 162 of the Code, and (c) Lessor reporting the Rent payments as rental income. For the avoidance of doubt, nothing in this Lease shall be deemed to constitute a guaranty, warranty or representation by either Lessor or Lessee as to the actual treatment of this transaction for state law purposes and for federal income tax purposes.

6.    Insurance. All insurance provided for in this Lease shall (i) be maintained under valid and enforceable policies issued by insurers licensed and approved to do business in the state where the Facility is located, (ii) name Lessor as an additional insured (excluding the worker’s compensation coverage) and, for the property insurance policies, as the owner, (iii) be on an “occurrence” basis, or if claims made, include a provision whereby tail coverage costs are specified upon policy inception, (iv) cover all of Lessee’s operations at the Facility, (v) provide that the policy may not be canceled except upon not less than thirty (30) days’ prior written notice to Lessor and (vi) be primary and provide that any insurance with respect to any portion of the Premises maintained by Lessor is excess and noncontributing with Lessee’s insurance. The property policy(ies) shall also name the Lessor and all Facility Mortgagees as loss payees. The parties hereby waive as to each other all rights of subrogation which any insurance carrier, or either of them, may have by reason of any provision in any policy issued to them, provided such waiver does not thereby invalidate such policy. Original policies or satisfactory insurer certificates evidencing the existence of the insurance required by this Lease and showing the interest of Lessor and all Facility Mortgagees shall be provided to Lessor prior to the Commencement Date or, for a renewal policy, not less than ten (10) days prior to the expiration date of the insurance policy being renewed. If Lessor is provided with a certificate, it may demand that Lessee provide a complete copy of the related policy within thirty (30) days. Lessee may satisfy the insurance requirements hereunder through coverage under so-called blanket policy

(ies) of insurance carried and maintained by Lessee regarding other operations or facilities; provided, however, that the coverage afforded Lessor will not be reduced or diminished or otherwise be different from that which would exist under a separate policies of insurance meeting all other requirements of this Lease by reason of the use of such blanket policies of insurance. During the Term, Lessee shall maintain the following insurance and any claims thereunder shall be adjudicated by and at the expense of it or its insurance carrier:

(a)    Property Insurance with respect to the Facility against loss or damage from all causes under standard “all risk” property insurance coverage with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), without exclusion for fire, lightning, windstorm, explosion, smoke damage, vehicle damage, sprinkler leakage, flood (if the Facility is located in a special flood zone for which flood insurance is required), vandalism, earthquake, malicious mischief and any other risks normally covered under an extended coverage endorsement, in amounts that are not less than the actual replacement value of the Facility and all Lessor and Lessee Personal Property associated therewith (including the cost of compliance with changes in zoning and building codes and other laws and regulations, demolition and debris removal and increased cost of construction). Notwithstanding anything contained in this Lease to the contrary, neither Lessor nor any Facility Mortgagee shall be a loss payee with respect to Lessee Personal Property. Additionally, if the Facility contains steam boilers, steam pipes, steam engines, steam turbines or other high pressure vessels, insurance with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Facility, in an amount equal to one hundred percent (100%) of the full replacement cost of the Facility, which policies shall insure against physical damage to and loss of occupancy and use of the Facility arising out of an accident or breakdown covered thereunder;

(b)    Business Interruption and Extra Expense Coverage with respect to the Facility for loss of rental value for a period not less than twelve (12) months, covering perils consistent with the requirements of Section 6(a), and including either an agreed amount endorsement or a waiver of any co-insurance provisions, so as to prevent Lessee, Lessor and any other insured thereunder from being a co-insurer, and providing that any covered loss thereunder shall be payable to the Lessor;

(c)    Commercial General Public Liability Coverage with respect to the Facility (including products liability and broad form coverage) against claims for bodily injury, death or property damage occurring on, in or about the Facility, affording the parties protection of not less than $1,000,000.00 per occurrence/$3,000,000.00 in the aggregate, naming Lessor as additional insured;

(d)    Professional Liability Coverage with respect to the Facility, providing for claims specifically relating to patient care and services provided by the Facility staff, its’ contractors and all related parties, to include coverage of medical directors with regard to their administrative duties provided to the Facility, with limits of not less than $1,000,000.00 per occurrence/$3,000,000.00 in the aggregate, naming Lessor as an additional insured. If such coverage is purchased on a claims made basis, upon the Termination Date, Lessee must purchase tail coverage extending through the statute of limitations;

(e)    Worker’s Compensation and Employers Liability Insurance with respect to the Facility for losses sustained by Lessee’s employees in the course and scope of their employment, as well as volunteers, and otherwise consistent with all applicable state law and meeting all other legal requirements;

(g)    Deductibles/Self-Insured Retentions for each of the above policies shall not be greater than One Hundred Thousand Dollars ($100,000.00); provided, however, that if the Facility is located within a high risk area, the deductible for windstorm coverage may be three percent (3%) of the insured value. If required by a Facility Mortgagee, Lessor shall have the right to require a lower deductible amount or set higher policy limits, to the extent commercially available.
7.    Use, Regulatory Compliance and Preservation of Business.
7.1    Permitted Use; Qualified Care. Lessee shall continuously use and occupy the Facility during the Term as a skilled nursing facility with not less than the number of licensed beds set forth in the Recitals hereto and for ancillary services relating thereto, but for no other purpose. Lessee shall not be in default of the foregoing requirement at any time when Lessee is prevented from use or occupancy of the Facility due to the need to repair damage from a casualty, or during renovations by Lessee. Lessee shall provide care, treatment and services to all residents of the Facility in a manner consistent with all applicable laws. Notwithstanding any common law or statutory right, Lessee and Lessor each agree not to transfer, move or otherwise take action that reduces licensed bed complement of the Facility and Lessee and Lessor each agree not to take any of the licensed beds out of service or move the beds to a different location.

7.2    Regulatory Compliance. During the Term, Lessee, the Facility and the Premises shall comply in all material respects with all licensing and other laws and all covenants, conditions, restrictions and other use or maintenance requirements applicable to the Facility. To the extent applicable, Lessee shall comply in all material respects with all Medicare, Medicaid and other third-party payor certification requirements, including timely filing properly completed cost and other required reports, timely paying all expenses shown thereon, and ensuring that the Facility continues to be fully certified for participation in Medicare and Medicaid (if applicable) throughout the Term and when it is returned to Lessor, all without any suspension, revocation, decertification or other material limitation of such certification. Further, Lessee shall not commit any act or omission that would in any way materially violate any certificate of occupancy affecting the Facility, result in closure of the Facility or result in the sale or transfer of all or any portion of any related certificate of need (if applicable), bed rights or other similar certificate or license at the Facility. During the Term, all inspection fees, costs and charges associated with a change of such licensure or certification shall be borne solely by Lessee. Notwithstanding anything to the contrary contained in this Lessee, Lessee shall have the right to protest or appeal any licensing and other laws and all covenants, conditions, restrictions and other use or maintenance requirements applicable to the Facility and, to the extent applicable, all Medicare, Medicaid and other third-party payor certification requirements. Lessor agrees to cooperate with Lessee provided that Lessor does not incur any out-of-pocket expenses in connection therewith that are not reimbursed by Lessee. During the Term, Lessor shall not have the right to change the licensure or certifications applicable to the Facility, or to assign any such licensure or certifications to any third party.
8.    Acceptance, Maintenance, Upgrade, Alteration and Environmental.

8.1    Acceptance “AS IS”; No Liens. Lessee acknowledges that it is presently engaged in operations similar to those to be conducted at the Facility and has expertise in such industry and, in deciding to enter into this Lease, has not relied on any representations or warranties, express or implied, of any kind from Lessor, except as expressly set forth in this Lease. Lessee has investigated the Premises, has selected the Premises to its own specifications, has concluded that no improvements or modifications to them are required in order to operate the Facility, and accepts the Facility and the Premises on an “AS IS” basis and assumes all responsibility and cost for the correction of any observed or unobserved deficiencies or violations. Notwithstanding its right to Protest set forth in Section 5.1, Lessee shall not cause or permit any lien, levy or attachment to be placed or assessed against any portion of the Premises or the operation thereof (a “Lien”) for any reason, provided that nothing in this Lease shall require Lessee to keep the Premises free of liens that may be filed as a result of Lessor’s action or omissions.

In order to induce Lessee to enter into this Lease, Lessor warrants and represents to Lessee as of the Commencement Date, that to Lessor’s knowledge without inquiry or investigation, the following: (i) the Facility is suitable for the operation of the existing use as a skilled nursing facility; (ii) the Facility is not in violation of the provisions of any applicable building code, zoning code, fire regulation or any other law, ordinance, order or regulation and Lessor has no knowledge of any facts which would give rise to the same; and (iii) Lessor has good and marketable fee simple title to the Premises.

After the Execution Date of this Lease, Lessee shall be entitled to have the Premises inspected by a third party inspector and to have a property condition assessment report prepared with respect to the Premises. Lessor and Lessee shall agree upon certain items of deferred maintenance at the Facility (and the cost to complete such items) that Lessor shall complete at its sole expense prior to the Commencement Date (collectively, the “Deferred Maintenance Items”). If Lessor does not complete the Deferred Maintenance Items prior to the Commencement Date, at Lessee’s election, either (i) the funds to complete such Deferred Maintenance Items shall be paid to Lessee by Lessor and used by Lessee to complete such items (and if Lessor fails to deliver such funds to Lessee within five (5) days after Lessee’s written request for the same, Lessee may advance such funds on behalf of Lessor and thereafter Lessor shall reimburse Lessee for such funds within five (5) days after Lessee’s written request for reimbursement), or (ii) Lessee may terminate this Lease upon written notice to Lessor. Notwithstanding any provision of this Lease, if the parties are unable to agree upon the Deferred Maintenance Items prior to the Commencement Date, either party may terminate this Lease upon written notice to the other party.

8.2    Lessee’s Maintenance Obligations. Lessee shall (a) keep and maintain the Premises and the Facility in good appearance, repair and condition and maintain proper housekeeping, (b) promptly make all repairs (interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen) necessary to keep the Facility in good and working order and condition and in substantial compliance with all applicable requirements and laws relating to the business conducted thereon, including if applicable, certification for participation in Medicare and Medicaid, and (c) keep and maintain all Lessor Personal Property listed in this Lease and Lessee Personal Property in good condition, ordinary wear and tear excepted, and repair and replace such property consistent with prudent industry practice as required under this Lease. The funds held in escrow in the Improvements Account shall be made available to Lessee for Lessee’s use in connection with the obligations set forth in this Section.

8.3    Alterations by Lessee. Lessee may alter, improve, exchange, replace, modify or expand (collectively, “Alterations”) the Facility, equipment or appliances on the Premises from time to time as it may determine is desirable for the continuing and proper use and maintenance of the Premises; provided, that any Alterations in excess of One Hundred Thousand Dollars ($100,000.00) with respect to the Facility in any rolling twelve (12) month period shall require Lessor’s prior written consent, which shall not be unreasonably withheld, delayed, or conditioned. All Alterations shall immediately become a part of the Premises and the property of Lessor subject to this Lease, and the cost of all Alterations or other purchases, whether undertaken as an on-going licensing, Medicare, Medicaid or other regulatory requirement, or otherwise, shall be borne solely by Lessee. All Alterations shall be constructed in a good and workmanlike manner in compliance with all applicable laws and the insurance required under this Lease. The funds held in escrow in the Improvements Account shall be made available to Lessee for Lessee’s use in connection with any Alterations made by Lessee. Notwithstanding the foregoing, Lessor consent is not required (but Lessee shall provide notice thereof to Lessor) for any Alteration that is (i) required by applicable law or by any insurance underwriter, or (ii) necessary for the health, welfare and safety of the residents.

8.4    Hazardous Materials. Lessee’s use of the Premises shall comply with all Hazardous Materials Laws. If any Environmental Activities occur or are suspected to have occurred in violation of any Hazardous Materials Laws by Lessee during the Term or if Lessee has received notice of any Hazardous Materials Claim against any portion of the Premises as a result of Lessee’s acts or omissions during the Term, Lessee shall promptly obtain all permits and approvals necessary to remedy any such actual or suspected problem through the removal of Hazardous Materials or otherwise, and upon Lessor’s approval of the remediation plan, remedy any such problem to the reasonable satisfaction of Lessor and all applicable governmental authorities, in accordance with all Hazardous Materials Laws and good business practices. During the Term, Lessee shall promptly advise Lessor in writing of (a) any Environmental Activities in violation of any Hazardous Materials Laws; (b) any Hazardous Materials Claims against Lessee or any portion of the Premises; (c) any remedial action taken by Lessee in response to any Hazardous Materials Claims or any Hazardous Materials on, under or about any portion of the Premises in violation of any Hazardous Materials Laws; (d) Lessee’s discovery of any occurrence or condition on or in the vicinity of any portion of the Premises that materially increases the risk that any portion of the Premises will be exposed to Hazardous Materials; and (e) all written communications to or from Lessee, any governmental authority or any other Person relating to Hazardous Materials Laws or Hazardous Materials Claims with respect to any portion of the Premises, including copies thereof. Lessor shall have the right, at Lessee’s sole cost and expense (including, without limitation, Lessor’s reasonable attorneys’ fees and costs) and with counsel chosen by Lessor, to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Hazardous Materials Claims. Lessor represents and warrants to Lessee that to Lessor’s knowledge, without inquiry or investigation, there are no pending claims or causes of action arising out or relating to the Facility or the Premises as of the Commencement Date. Lessee shall not have any obligations or liabilities with respect to any existing conditions or matters relating to the Facility or the Premises as of the Commencement Date.

9.    Lessee Property. Lessee shall obtain and install all items of furniture, fixtures, supplies and equipment not included as Lessor Personal Property as shall be necessary or reasonably appropriate to operate the Facility in compliance with this Lease (“Lessee Personal Property”, which collectively with the “Lessee Intangible Property” shall be referred to herein as “Lessee Property”.) As used herein, “Lessee Intangible Property” means all the following at any time owned by Lessee in connection with its use of any portion of the Premises: Medicare, Medicaid and other accounts and proceeds thereof; rents, profits, income or revenue derived from such operation or use; all documents, chattel paper, instruments, contract rights (including contracts with residents, employees and third-party payors), deposit accounts, general intangibles and chooses in action; refunds of any Taxes or Other Charges for periods of time during the Term; and licenses and permits necessary or desirable for Lessee’s use of any portion of the Premises, including licensed Medicaid beds (if applicable). Except as may be allowed under common law, Lessor shall have no lien or security interest in or to the Lessee Intangible Property, and any such common law lien or security interest of Lessor shall be subordinate to the lien and security interest of any third party lender providing to Lessee a working capital line of credit, whether such working capital line of credit exists as of the Commencement Date or future working capital lines of credit, and no further instrument of subordination shall be required. Notwithstanding the foregoing, Lessor does hereby subordinate any and all lien rights which Lessor may now have or hereinafter acquire (whether provided under this Lease, applicable statutes, common law, or otherwise) in all furniture, fixtures, equipment, chattels, inventory, and other personal property of Lessee which may be located in the Premises (including, without limitation, all accounts receivable of Lessee), to all lien rights, and security interests which may be held by any seller, lessor, or lending institution which (i) provides financing to Lessee secured by any of such items, or (ii) provides such items or the funds to purchase or lease the same. This subordination provision is hereby declared by Lessor and Lessee to be self-operative and no further instrument shall be required to effect such subordination of Lessor's lien rights; provided, however, that Lessor shall promptly execute any and all documentation which may be reasonably requested to confirm the subordination of Lessor's lien rights in relation to said items.

10.    Financial, Management and Regulatory Reports. Lessee shall provide Lessor with the reports listed in Exhibit “D” at the time described therein, and such other information about it or the operations of the Facility as Lessor may reasonably request from time to time, including such information requested in connection with any financing of the Premises sought by Lessor. All financial information provided by Lessee shall be prepared in accordance with generally accepted accounting principles consistently applied and shall be submitted electronically in the form of unrestricted, unlocked “.xlsx” spreadsheets created using Microsoft Excel (2003 or newer editions). If Lessee or any Affiliate becomes subject to any reporting requirements of the Securities and Exchange Commission (“SEC”) during the Term, it shall concurrently deliver to Lessor such reports as are delivered pursuant to applicable securities laws. Similarly, should Lessor or its parent, AdCare Health Systems, Inc., be subject to any particular reporting requirements of the SEC during the Term for which it needs reports, documentation or other information from Lessee, Lessee agrees to deliver such reports, documentation and information within ten (10) days after Lessor’s request for the same. Lessor shall comply with all requirements of applicable law with respect to any such information provided by Lessee, including, without limitation, the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations as amended by the Health Information Technology for Economic and Clinical Health Act (“HIPAA”).

11.    Representations and Warranties. Each party represents and warrants to the other that: (a) this Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (b) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Lease within the state where the Facility is located; and (c) neither this Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party and will not result in a breach of or default by Lessor under any term or provision of any law, order, writ, decree, contract, agreement or other instrument to which the party is a party or to which the party or the Facility is subject.

12.    Events of Default. So long as there is no Event of Default, Lessee shall peaceably and quietly have, hold and enjoy the Premises for the Term, free of any claim or other action not caused or created by Lessee or pursuant to Sections 16 or 17. The occurrence of any of the following events will constitute an “Event of Default” on the part of Lessee, and there shall be no cure period therefor except as otherwise expressly provided:
(a)Lessee’s failure to pay within ten (10) days of when due any Rent, Taxes, Other Charges or other required payments;
(b)(i) The revocation, suspension or material limitation of any license required for the operation of the Facility or the certification of the Facility for provider status under Medicare or Medicaid, if applicable, which does not result in the closure of the Facility and which is not cured within sixty (60) days of the date of such revocation, suspension or limitation ; (ii) the closure of the Facility; (iii) the sale or transfer of all or any portion of any certificate of need, bed rights or other similar certificate or license relating to the Facility; or (iv) the use of any portion of the Facility other than for a skilled nursing facility and for ancillary services relating thereto;

(c)Any other material suspension, termination or restriction placed upon Lessee, the Facility or the ability to admit residents or patients (e.g., an admissions ban or non-payment for new admissions by Medicare or Medicaid resulting from an inspection survey, if applicable) which does not result in the closure of the Facility and which is not cured within sixty (60) days of the date of such suspension, termination or restriction;

(d)Any misrepresentation by Lessee under this Lease or material misstatement or omission of fact in any written report, notice or communication from Lessee to Lessor which is not remedied within thirty (30) days after written notice from Lessor to Lessee;

(e)The failure to perform or comply with the provisions of Sections 6 or 15;

(f)(i) Lessee shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment of all or substantially all of its property for the benefit of creditors; or (ii) a receiver, trustee or liquidator shall be appointed for Lessee or any of its property, if within five (5) business days of such appointment Lessee does not inform Lessor in writing that they intend to cause such appointment to be discharged or such discharge is not diligently prosecuted to completion within sixty (60) days after the date of such appointment; (iii) the filing by Lessee of a voluntary petition under any federal bankruptcy or state law to be adjudicated as bankrupt or for any arrangement or other debtor’s relief; or (iv) the involuntary filing of such a petition against Lessee by any other party, unless Lessee within five (5) business days of such filing informs Lessor in writing of its intent to cause such petition to be dismissed, such dismissal is diligently prosecuted and such petition is dismissed within one hundred twenty (120) days after filing; or

(g)The failure to perform or comply with any provision of this Lease not requiring the payment of money unless (i) within three (3) business days of Lessee’s receipt of a notice of default from Lessor, Lessee gives Lessor notice of its intent to cure such default; and (ii) Lessee cures it either (x) within thirty (30) days after such notice from Lessor or (y) if such default cannot with due diligence be so cured because of the nature of the default or delays beyond the control of Lessee and cure after such period will not have a material adverse effect upon the Facility, then such default shall not constitute an Event of Default if Lessee uses its commercially reasonable efforts to cure such default by promptly commencing and diligently pursuing such cure to the completion thereof and cures it within ninety (90) days after such notice from Lessor.

13.    Remedies. Upon the occurrence of an Event of Default, Lessor may exercise all rights and remedies under this Lease and the laws of the state where the Facility is located that are available to a Lessor of real and personal property in the event of a default by its Lessee, and as to the Lessee Property, all remedies granted under the laws of such state to a secured party under its Uniform Commercial Code. Lessor shall have no duty to mitigate damages unless required by applicable law and Lessor shall not be responsible or liable for any failure to relet the Premises or to collect any rent due upon any such reletting. Upon the occurrence of an Event of Default, Lessee shall pay Lessor, promptly upon demand, all reasonable expenses incurred by it in obtaining possession and reletting any of the Premises, including reasonable fees, commissions and costs of attorneys, architects, agents and brokers.

13.1    General. Without limiting the foregoing, Lessor shall have the right (but not the obligation) to do any of the following upon an Event of Default: (a) sue for the specific performance of any covenant of Lessee as to which it is in breach; (b) enter upon any portion of the Premises, terminate this Lease, dispossess Lessee from the Premises through appropriate legal procedures and/or collect money damages by reason of Lessee’s breach, including the acceleration of all Rent which would have accrued after such termination and all obligations and liabilities of Lessee under this Lease which survive the termination of the Term; (c) elect to leave this Lease in place and sue for Rent and other money damages as the same come due; and (d) (before or after repossession of the Premises pursuant to clause (b) above and whether or not this Lease has been terminated) relet any portion of the Premises to such Lessee(s), for such term(s) (which may be greater or less than the remaining balance of the Term), rent, conditions (which may include concessions or free rent) and uses as it may determine in its sole discretion and collect and receive any rents payable by reason of such reletting. In the event of an acceleration of Rent, all Rent which would be due and payable under this Lease as of the date of the Event of Default through the end of the then-current Term shall be discounted at a rate equal to one (1) percentage point above the discount rate in effect on the date of payment (for a term most closely approximating the remainder of the then-current Term) at the Federal Reserve Bank nearest the Premises, and which resulting amount shall be payable to Landlord in a lump sum, it being understood that upon payment of such liquidated and agreed final damages, Lessee shall be released from further liability under this Lease with respect to the period after the date of such payment. All rent collected by Lessor in connection with such reletting shall be applied against all Rent, Additional Rent and other sums due from Lessee under this Lease.

13.2    Remedies Cumulative; No Waiver. No right or remedy herein conferred upon or reserved to Lessor or Lessee is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. Any notice or cure period provided herein shall run concurrently with any provided by applicable law. No failure of Lessor or Lessee to insist at any time upon the strict performance of any provision of this Lease or to exercise any option, right, power or remedy contained herein shall be construed as a waiver, modification or relinquishment thereof as to any similar or different breach (future or otherwise) by Lessee or Lessor, as applicable. Lessor’s receipt of and Lessee’s payment of any Rent or other sum due hereunder (including any late charge) with knowledge of any breach shall not be deemed a waiver of such breach, and no waiver by Lessor of any provision of this Lease shall be effective unless expressed in a writing signed by it.

13.3    Performance of Lessee’s Obligations. If Lessee at any time shall fail to make any payment or perform any act on its part required to be made or performed under this Lease and not remedy the same within the applicable notice and/or cure period, then Lessor may, without waiving or releasing Lessee from any obligations or default hereunder, make such payment or perform such act for the account and at the expense of Lessee after delivering Lessee thirty (30) days’ notice with an opportunity to cure, and enter upon any portion of the Premises for the purpose of taking all such action as may be reasonably necessary. No such entry shall be deemed an eviction of Lessee. All sums so paid by Lessor and all necessary and reasonable incidental costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the performance of any such act by it, together with interest at the Agreed Rate (as defined in Section 3 hereof) from the date of the making of such payment or the incurring of such costs and expenses, shall be payable by Lessee to Lessor upon Lessor’s written demand therefor.

13.4    Lessor Default. Lessee may exercise all rights and remedies available under the laws of the state where the Facility is located in the event of a default by Lessor under the terms of this Lease.

14.    Provisions on Termination.

14.1    Surrender of Possession. On the Termination Date, Lessee shall deliver to Lessor or its designee possession of (a) the Facility and associated Lessor Personal Property in a neat and clean condition and in as good a condition as existed at the date of Lessee’s possession and occupancy pursuant to this Lease, ordinary wear and tear excepted, (b) a fully operational, licensed and certified (if applicable) business at the Facility including, at Lessee’s sole cost, any Alterations necessitated or imposed in connection with a change of ownership inspection survey for the transfer of operation of any portion of the Premises to Lessor or its designee, provided that such Alterations are necessitated by Lessee’s use, occupancy and operations of the Facility during the Term, and (c) all patient charts and resident records along with appropriate resident consents if necessary and copies of all of its books and records relating to the Facility and the Premises. Accordingly, Lessee shall not at any time during or after the Term seek to transfer, surrender, allow to lapse, or grant any security interest or any other interest in and to the licenses, permits or certifications relating to the Facility or the Premises, nor shall Lessee commit or omit any act that would jeopardize the Facility or any licensure or certification of the Facility. Lessee shall, at no cost to Lessee, cooperate fully with Lessor or its designee in transferring or obtaining all necessary licenses and certifications for Lessor or its designee, and Lessee shall comply with all reasonable requests for an orderly transfer of the Facility licenses, and Medicare and Medicaid certifications and possession at the time of its surrender of the Premises to Lessor or its designee to operate the Facility. Subject to all applicable laws, Lessee hereby assigns, to the extent assignable, effective upon the Termination Date, all rights to operate the Facility to Lessor or its designee, including all required licenses and permits and all rights to apply for or otherwise obtain them relating to any portion of the Premises.

14.2    Removal of Lessee Personal Property. Provided that no Event of Default then exists, in connection with the surrender of the Premises, Lessee may upon at least five (5) business days’ prior notice to Lessor remove from the Premises in a workmanlike manner all Lessee Personal Property, leaving the Premises in good and presentable condition and appearance, including repair of any damage caused by such removal; provided that Lessor shall have the right and option to purchase the Lessee Personal Property for its then net book value during such five (5) business day notice period, in which case Lessee shall so convey the Lessee Personal Property to Lessor by executing a bill of sale in a form reasonably required by Lessor. If there is any Event of Default then existing, Lessee may not remove any Lessee Personal Property from the Premises and instead will, on demand from Lessor, convey it to Lessor for no additional consideration by executing a bill of sale in a form reasonably required by Lessor. Title to any Lessee Personal Property which is not removed by Lessee as permitted above upon the Termination Date shall, at Lessor’s election, vest in Lessor; provided, however, that Lessor may remove and store or dispose any or all of such Lessee Personal Property which is not so removed by Lessee without obligation or accounting to Lessee.

14.3    Management of Premises. Commencing on the Termination Date, Lessor or its designee, upon written notice to Lessee, may elect to assume the responsibilities and obligations for the management and operation of the Facility and Lessee agrees to cooperate fully to accomplish the transfer of such management and operation without interrupting the operation of the Facility. To the extent permitted by applicable law, Lessee agrees that Lessor or its designee may operate the Facility under Lessee’s licenses and certifications pending the issuance of new licenses and certifications to Lessor or its designee. Lessee shall not commit any act or be remiss in the undertaking of any act that would directly jeopardize any then existing licensure or certification of the Facility, and Lessee shall, at no cost to Lessee, comply with all reasonable requests for an orderly transfer to the extent permitted by applicable law, of any and all Facility and other licenses, Medicare and Medicaid certifications and possession of the Premises at the time of any such surrender. If Lessor or its designee operates the Facility under the licenses and certifications held by Lessee, Lessor will do so at Lessor’s sole risk and Lessor shall indemnify and hold Lessee harmless from and against any and all claims, causes of action, liabilities, expenses, and costs related to the operation of the Facility under such licenses and certifications.

14.4    Holding Over. If Lessee shall for any reason remain in possession of the Premises after the Termination Date without Lessor’s consent, such possession shall be a month-to-month tenancy during which time Lessee shall pay as rental on the first (1st) business day of each month one hundred twenty-five percent (125%) of the monthly Base Rent payable with respect to the last Lease Year, plus all additional charges accruing during the month and all other sums, if any, payable by Lessee pursuant to this Lease. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the Termination Date, nor shall anything contained herein be deemed to limit Lessor’s remedies. Notwithstanding any provision hereof, if Lessee remains in possession of the Premises following the Termination Date at Lessor’s request, Base Rent due hereunder shall be the then current Base Rent.

14.5    Survival. All representations, warranties, covenants and other obligations of Lessee and Lessor under this Lease shall survive the Termination Date.

15.    Certain Lessor Rights.

15.1    Entry and Examination of Records. Lessor and its representatives may enter any portion of the Premises with a representative designated by Lessee at any reasonable time after at least forty-eight (48) hours’ notice to Lessee to inspect the Premises for compliance, to exhibit the Premises for sale, lease or mortgaging, or for any other reason; provided that no such notice shall be required in the event of an emergency, upon an Event of Default or to post notices of non-responsibility under any mechanics’ or materialmans’ lien law. No such entry shall unreasonably interfere with residents, patients, patient care or the Lessee’s operations of the Facility. Lessor and its representatives shall abide by all rules and regulations governing nursing facilities during any time when they are at the Premises. During normal business hours, Lessee will permit Lessor and its representatives, inspectors and consultants to examine all contracts, books and financial and other records (wherever kept) relating to Lessee’s operations of the Facility. In consideration of the time and expense to be incurred by Lessor with respect to its inspections of the Premises and the contracts, books and financial and other records relating to Lessee’s operations of the Facility, Lessee agrees to pay Lessor, an asset management and professional services fee in the amount of $1,000.00 per calendar month during the Term of the Lease (the “Asset Management and Professional Services Fee”). Such Asset Management and Professional Services Fee shall be in addition to, and not in lieu of, Lessee’s obligation to pay Rent as set forth in this Lease. Lessor shall have the same remedies for the collection of the Asset Management and Professional Services Fee as Lessor has under this Lease for the collection of Rent.

15.2    Grant Liens. This Lease shall be subordinate to the right, title, and interest of any lender or other party holding a security interest in or a lien upon the Premises under any and all mortgage instruments or deeds to secure debt presently encumbering the Premises or the Facility and to any and all other deeds to secure debt or mortgage instruments hereafter encumbering the Premises or the Facility. Lessee shall at any time hereafter, on demand of Lessor or the holder of any such deed to secure debt or mortgage instrument, execute any instruments which may reasonably be required by such party for the purpose of evidencing the subordination of this Lease to the lien or security of such party. Lessee shall, upon demand, at any time or times, execute, acknowledge, and deliver to Lessor or the holder of any such instruments or deeds to secure debt, without expense, any and all documents that may be reasonably necessary to make this Lease superior to the lien of any of the same. If the holder of any of said instruments or deeds to secure debt shall hereafter succeed to the rights of Lessor under this Lease, Lessee shall, at the option of such holder or a purchaser at any foreclosure or sale under power, attorn to and recognize such successor as Lessee’s lessor under this Lease. Lessee shall promptly execute, acknowledge, and deliver any instrument that may be reasonably necessary to evidence such attornment. Prior to the Commencement Date, Lessor shall obtain from any lender holding a lien on the Premises, a subordination, non-disturbance and attornment agreement for the benefit of Lessee, in form and substance reasonably acceptable to Lessee (“SNDA”). The foregoing provisions concerning the subordination of this Lease are subject to Lessee’s receipt of an SNDA.

15.3    Estoppel Certificates. Lessor and Lessee shall, at any time upon not less than ten (10) business days’ prior written request by the other party, have an authorized representative execute, acknowledge and deliver to Lessor or Lessee, as the case may be, or their designee a written statement certifying (a) that this Lease, together with any specified modifications, is in full force and effect, (b) the dates to which Rent and additional charges have been paid, (c) to the party’s knowledge, that no default by either party exists or specifying any such default, and (d) as to such other matters as Lessor or Lessee, as the case may be, may reasonably request.

15.4    Conveyance Release. If Lessor or any successor owner shall sell or transfer any portion of the Premises in accordance with this Lease, they shall thereafter be released from all future liabilities and obligations hereunder first arising or accruing from and after the date of such conveyance or other transfer, which instead shall thereupon be binding upon the new owner.

16.    Assignment and Subletting.

16.1    Except as otherwise expressly permitted in this Lease, without Lessor’s prior written consent, Lessee shall not assign this Lease, or lease all or any part of the Premises, or permit the use of the Premises by any party other than Lessee. This prohibition includes an assignment or subletting to or by a receiver or trustee in any federal or state bankruptcy, insolvency, or other proceeding. For purposes of this Section, a sale or transfer of all or a controlling ownership interest in Lessee or a merger or other combination by Lessee or a sale of all or substantially all of Lessee’s assets in lieu thereof shall be deemed an assignment or other transfer of this Lease. Notwithstanding any provision hereof, Lessee may assign this Lease to an Affiliate of Lessee provided that (i) Lessee shall remain liable for all obligations of the lessee hereunder, (ii) Lessee shall provide at least thirty (30) days prior written notice to Lessor of such assignment and (iii) if approval of such assignment is required by a Facility Mortgagee, such approval shall have been obtained.

17.    Damage by Fire or Other Casualty. Lessee shall promptly notify Lessor of any damage or destruction of any portion of the Premises and diligently repair or reconstruct such portion of the Premises to a like or better condition than existed prior to such damage or destruction. Any net insurance proceeds payable with respect to the casualty shall be paid directly to Lessor and, if an Event of Default has not occurred hereunder, may be used for the repair or reconstruction of the applicable portion of the Premises pursuant to Lessor's reasonable disbursement requirements and subject to the provisions of the Facility Mortgage Documents and the release of insurance proceeds by the Facility Mortgagee, if any. If such proceeds are insufficient, Lessee shall provide the required additional funds; if they are more than sufficient, the surplus shall belong and be paid to Lessee.

Except as expressly provided in the last sentence of this paragraph, Lessee shall not have any right under this Lease, and hereby waives all rights under applicable law, to abate, reduce or offset Rent by reason of any damage or destruction of any portion of the Premises by reason of an insured or uninsured casualty. If the Facility Mortgagee does not agree to release all of the insurance proceeds to Lessee, and Lessor does not pay to Lessee up to the amount of such insurance proceeds in the event of a casualty,

Lessee shall have no obligation to make any repairs to the Facility and Lessee shall have the right to terminate this Lease. Thereafter, this Lease shall be of no further force or affect, except for any obligations or liability of any party hereunder that accrued on or prior to the date of the casualty. In the event of a casualty that does not render the Facility unsuitable for its permitted use, Lessee, subject to Lessee’s receipt of funds as described in this Lease, shall restore the Facility to substantially the same condition as existed immediately before the partial casualty in accordance with the provisions of this Section 17, and the Rent shall be reduced on a pro rata basis based upon the number of beds removed from service and otherwise taking into consideration all relevant factors affecting the Facility resulting from such partial casualty.
If the Facility is damaged and the damage is so extensive that more than fifty percent (50%) of the licensed beds for the Facility is damaged by fire or other casualty and cannot be used in the opinion of Lessee, then Lessee shall have the right to terminate this Lease upon thirty (30) days written notice to Lessor. All Rent shall be prorated to the date of such termination.

18.    Condemnation. Except as provided to the contrary in this Section 18, this Lease shall not terminate and shall remain in full force and effect in the event of a taking or condemnation of the Premises, or any portion thereof, and Lessee hereby waives all rights under applicable law to abate, reduce or offset rent by reason of such taking. If during the Term all or substantially all (a “Complete Taking”) or a smaller portion (a “Partial Taking”) of the Premises is taken or condemned by any competent public or quasi-public authority, then (a) in the case of a Complete Taking, Lessee may at its election made within thirty (30) days of the effective date of such Taking, terminate this Lease and the current Rent shall be equitably abated as of the effective date of such termination, or (b) in the case of a Partial Taking, the Rent shall be abated to the same extent as the resulting diminution in Fair Market Value of the applicable portion of the Premises. The resulting diminution in Fair Market Value on the effective date of a Partial Taking shall be as established pursuant to Exhibit “E”. Lessor alone shall be entitled to receive and retain any award for a taking or condemnation other than a temporary taking; provided, however, Lessee shall be entitled to submit its own claim in the event of any such taking or condemnation with respect to the value of Lessee’s leasehold interest in any portion of the Premises and/or the relocation costs incurred by Lessee as a result thereof. In the event of a temporary taking of less than all or substantially all of the Premises, Lessee shall be entitled to receive and retain any and all awards for the temporary taking and the Rent due under this Lease shall be not be abated during the period of such temporary taking.

19.    Indemnification. Lessee agrees to protect, indemnify, defend and save harmless Lessor, its members, managers, Affiliates, directors, officers, shareholders, agents and employees from and against any and all foreseeable or unforeseeable liability, expense, loss, cost, deficiency, fine, penalty or damage (including consequential or punitive damages) of any kind or nature, including reasonable attorneys’ fees, from any suits, claims or demands, on account of any matter or thing, action or failure to act arising out of or in connection with this Lease, the Premises or the operations of Lessee on any portion of the Premises, including, without limitation, (a) the breach by Lessee or any of its representations, warranties, covenants or other obligations hereunder, (b) any Protest, (c) all known and unknown Environmental Activities on any portion of the Premises, Hazardous Materials Claims or violations by Lessee of a Hazardous Materials Law with respect to any portion of the Premises, and (d) upon or following the Termination Date, the correction of all deficiencies of a physical nature identified by, and any liability assessed or asserted by, any government agency or Medicare or Medicaid as a result of or arising out of or in connection with this Lease or the related change in ownership inspection and audit provided, that such liabilities resulted from Lessee’s use, occupancy and operations of the Facility during the Term (including any refunds or overpayments to Medicare, Medicaid or any other third party payor).Upon receiving knowledge of any suit, claim or demand asserted by a third party that Lessor believes is covered by this indemnity, it shall give Lessee notice of this matter. Lessee shall then defend Lessor at Lessee’s expense (including Lessor’s reasonable attorneys’ fees and costs) with legal counsel satisfactory to Lessor. The foregoing indemnity shall exclude any liability, expense, loss, cost, deficiency, fine, penalty or damage (including consequential or punitive damages) of any kind or nature resulting due to acts or omissions of Lessor, its members, managers, Affiliates, directors, officers, shareholders, agents and employees.

Lessor agrees to protect, indemnify, defend and save harmless Lessee, its members, managers, Affiliates, directors, officers, shareholders, agents and employees from and against any and all foreseeable or unforeseeable liability, expense, loss, cost, deficiency, fine, penalty or damage (including consequential or punitive damages) of any kind or nature, including reasonable attorneys’ fees, from any suits, claims or demands, on account of any matter or thing, action or failure to act arising out of or in connection with this Lease, the Premises or the operations of Lessor on any portion of the Premises prior to the Commencement Date, including, without limitation, (a) the breach by Lessor or any of its representations, warranties, covenants or other obligations hereunder, and (b) all known and unknown Environmental Activities on any portion of the Premises prior to the Commencement Date, Hazardous Materials Claims or violations by Lessor of a Hazardous Materials Law with respect to any portion of the Premises. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Lessee believes is covered by this indemnity, it shall give Lessor notice of this matter. Lessor shall then defend Lessee at Lessor’s expense (including Lessee’s reasonable attorneys’ fees and costs) with legal counsel satisfactory to Lessee. The foregoing indemnity shall exclude any liability, expense, loss, cost, deficiency, fine, penalty or damage (including consequential or punitive damages) of any kind or nature resulting due to acts or omissions of Lessee, its members, managers, Affiliates, directors, officers, shareholders, agents and employees.

20.    Disputes. If any party brings any action to interpret or enforce this Lease, or for damages for any alleged breach, the prevailing party shall be entitled to reasonable attorneys’ fees and costs as awarded by the court in addition to all other recovery, damages and costs, at all trial and appellate levels.

EACH PARTY HEREBY WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, INCLUDING RELATIONSHIP OF THE PARTIES, LESSEE’S USE AND OCCUPANCY OF ANY PORTION OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE RELATING TO THE FOREGOING OR THE ENFORCEMENT OF ANY REMEDY.
21.    Notices. All notices and demands, certificates, requests, consents, approvals and other similar instruments under this Lease shall be in writing and sent by personal delivery, U. S. certified or registered mail (return receipt requested, postage prepaid) or FedEx or similar generally recognized overnight carrier regularly providing proof of delivery, addressed as follows:

If to Lessee:	If to Lessor:

Blue Ridge of Sumter LLC	AdCare Health Systems, Inc.
c/o Symmetry Healthcare Management	Two Buckhead Plaza
10800 Biscayne Boulevard, #200	3050 Peachtree Road NW, Suite 355
Miami, Florida 33161	Atlanta, Georgia 30305
Attention: Levi Rudd	Attention: CEO

With a copy to
McDermott Will & Emery LLP
333 Avenue of the Americas, Suite 4500
Miami, Florida 33131-4336
Attention: Gregg H. Fierman, Esq.

A party may designate a different address by notice as provided above. Any notice or other instrument so delivered (whether accepted or refused) shall be deemed to have been given and received on the date of delivery established by U.S. Post Office return receipt or the carrier’s proof of delivery or, if not so delivered, upon its receipt. Delivery to any officer, general partner or principal of a party shall be deemed delivery to such party. Notice to any one co-Lessee shall be deemed notice to all co-Lessees.

22.    Compliance with Facility Mortgage Documents

(a)    From time to time during the Term, Lessee agrees that to deliver to Lessor and its then current lender and/or a prospective lender, any and all documentation reasonably required to obtain such lender’s approval of this Lease. Lessee further acknowledges and agrees that if (i) the entering into of this Lease results in the Lessor’s lender as of the Commencement Date giving notice of default or (ii) such lender shall withhold its consent to and approval of this Lease, then in either such event Lessor shall have the right to terminate this Lease immediately. Lessor agrees to seek such lender approval promptly following the Execution Date and to use its commercially reasonable efforts to obtain such approval within thirty (30) days of the Execution Date. Lessee agrees to promptly provide all information reasonably requested by such lender, including, without limitation, Lessee’s financial information. If Lessor’s lender does not approve this Lease on or prior to the Commencement Date, then either party hereto shall have the right to terminate this Lease and Lessor shall reimburse Lessee for the costs of a property condition report initiated by Lessee with respect to the Premises within five (5) days after written request from Lessee to Lessor.

(b)    If the Facility is at any time encumbered with a loan that is insured by the United States Department of Housing and Urban Development (“HUD”; such loan being a “HUD Loan”), Lessee acknowledges that it shall deliver to Lessor, lender and HUD any and all documentation required to obtain the approval of lender and HUD of this Lease.

(c)    Lessee acknowledges that any Facility Mortgage Documents executed by Lessor or any Affiliate of Lessor may impose certain obligations on the “borrower” or other counterparty thereunder to comply with or cause the operator and/or lessee of a Facility to comply with all representations, covenants and warranties contained therein relating to such Facility and the operator and/or lessee of such Facility, including, covenants relating to (i) the maintenance and repair of such Facility; (ii) maintenance and submission of financial records and accounts of the operation of such Facility and related financial and other information regarding the operator and/or lessee of such Facilities and such Facility itself; (iii) the procurement of insurance policies with respect to such Facility; (iv) minimum occupancy, fixed coverage ratio or other Facility-related financial and/or performance requirements, and (v) without limiting the foregoing, compliance with all applicable legal requirements relating to such Facility and the operation of the business thereof. For so long as any Facility Mortgages encumber the Premises or any portion thereof or interest therein, Lessee covenants and agrees, at its sole cost and expense and for the express benefit of Lessor, to operate the applicable Facility in strict compliance with the terms and conditions of the Facility Mortgage Documents (other than payment of any indebtedness evidenced or secured thereby) and to timely perform all of the obligations of Lessor relating thereto, or to the extent that any of such duties and obligations may not properly be performed by Lessee, Lessee shall cooperate with and assist Lessor in the performance thereof (other than payment of any indebtedness evidenced or secured thereby); provided, however, notwithstanding any to the contrary contained in this Lease, this Section 22(b) shall not (i) increase Lessee’s monetary obligations under this Lease, (ii) increase Lessee’s non-monetary obligations under this Lease or (iii) diminish Lessee’s rights under this Lease. If any new Facility Mortgage Documents to be executed by Lessor or any Affiliate of Lessor would impose on Lessee any obligations under this Section 22(b) (provided that all such obligations shall comply with the restrictions set forth in the immediately preceding sentence), Lessor shall provide copies of the same to Lessee for informational purposes (but not for Lessee’s approval) prior to the execution and delivery thereof by Lessor or any Affiliate of Lessor. Any obligations under the Facility Mortgage Documents which are not required to be performed by Lessee as provided in this Lease shall be performed by Lessor. Lessor represents and warrants to Lessee that, prior to the Commencement Date, Lessor has delivered to Lessee true, correct and complete copies of all existing Facility Mortgage Documents. During the Term, Lessee acknowledges and agrees that, except as expressly provided elsewhere in this Lease, it shall undertake at its own cost and expense the performance of any and all repairs, replacements, capital improvements, maintenance items and all other requirements relating to the condition of a Facilities that are required by any Facility Mortgage Documents, and Lessee shall be solely responsible and hereby covenants to fund and maintain any and all impound, escrow or other reserve or similar accounts required under any Facility Mortgage Documents as security for or otherwise relating to any operating expenses of the Facilities including any capital repair or replacement reserves and/or impounds or escrow accounts for Taxes or insurance premiums (each a “Facility Mortgage Reserve Account”); provided, however, notwithstanding any to the contrary contained in this Lease, this Section 22(c) shall not (i) increase Lessee’s monetary obligations under this Lease, (ii) increase Lessee’s non-monetary obligations under this Lease, or (iii) diminish Lessee’s rights under this Lease. During the Term of this Lease and provided that no Event of Default shall have occurred and be continuing hereunder, Lessee shall, subject to the terms and conditions of such Facility Mortgage Reserve Account and the requirements of the Facility Mortgagee(s) thereunder, have access to and the right to apply or use (including for reimbursement) to the same extent of Lessor all monies held in each such Facility Mortgage Reserve Account for the purposes and subject to the limitations for which such Facility Mortgage Reserve Account is maintained, and Lessor agrees to reasonably cooperate with Lessee in connection therewith. Any amounts required to be funded in to the Facility Mortgage Reserve Account that Lessee is not required to fund as provided in this Lease shall be funded by Lessor. If a Facility Mortgage Reserve Account is required with respect to any capital repair or replacement reserves and/or impounds or escrow accounts, then Lessor shall immediately deliver to Lessee the balance of any funds in the Improvements Account (excluding any funds in the Improvements Account representing the Lessor Contribution that has not previously been disbursed to Lessee as provided in this Lease). Any initial required deposits to the Facility Mortgage Reserve Account shall be funded solely by Lessor at Lessor’s sole expense.

23.    Miscellaneous. This Lease has been freely and fairly negotiated, and all provisions shall be interpreted according to their fair meaning and shall not be strictly construed against any party. While nothing contained in this Lease should be deemed or construed to constitute an extension of credit by Lessor to Lessee, if a portion of any payment made to Lessor is deemed to violate any applicable laws regarding usury, such portion shall be held by Lessor to pay the future obligations of Lessee as such obligations arise and if Lessee discharges and performs all obligations hereunder, such funds will be reimbursed (without interest) to Lessee on the Termination Date. If any part of this Lease shall be determined to be invalid or unenforceable, the remainder shall nevertheless continue in full force and effect. Time is of the essence, and whenever action must be taken (including the giving of notice or the delivery of documents) hereunder during a certain period of time or by a particular date that ends or occurs on a Saturday, Sunday or federal holiday, then such period or date shall be extended until the immediately following business day. Whenever the words “including”, “include” or “includes” are used in this Lease, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed. Whenever the words day or days are used in this Lease, they shall mean “calendar day” or “calendar days” unless expressly provided to the contrary. The titles and headings in this Lease are for convenience of reference only and shall not in any way affect the meaning or construction of any provision. Unless otherwise expressly provided, references to any “Section” mean a section of this Lease (including all subsections), to any “Exhibit” or “Schedule” mean an exhibit or schedule attached hereto or to “Medicare” or “Medicaid” include any successor program. If more than one Person is Lessee hereunder, their liability and obligations hereunder shall be joint and several. Promptly upon the request of either party and at its expense, the parties shall prepare, enter into and record a suitable short form memorandum of this Lease. This Lease (a) contains the entire agreement of the parties as to the subject matter hereof and supersedes all prior or contemporaneous verbal or written agreements or understandings, (b) may be executed in several counterparts, (including electronically mailed copies in portable document format (PDF)), each of which shall be deemed an original, but all of which shall constitute one and the same document, (c) may only be amended by a writing executed by the parties, (d) shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties, (e) shall be governed by and construed and enforced in accordance with the internal laws of the State of South Carolina, (f) venue of any legal action arising under or pursuant to this Lease shall be in the county where the premises are located, and (g) incorporates by this reference any Exhibits and Schedules attached hereto.

24.    Intentionally Deleted.

25.    Intentionally Omitted.

26.    Lessor’s Consent. Lessor agrees that all consents which are required for Lessee’s use and occupancy of the Premises in accordance with the terms of this Lease shall be provided to Lessee in order to carry out the terms and the purpose of this Lease. In all instances in this Lease where consent of this Lessor is required, Lessor shall not unreasonably withhold, condition or delay such consent.

27.    Notice or Memorandum of Lease. Lessor agrees that upon the execution of this Lease, Lessee shall have the right to record a notice in the public records of the counties where the Premise is located of the Lessee’s rights provided for herein, in the form attached hereto as Exhibit “F”, and simultaneously with the execution of this Lease, Lessor shall execute and deliver an original of said notice to Lessee for recording.

28.    Cooperation by Lessor. Lessor agrees, at no cost to Lessor, to cooperate with Lessee in connection with all of Lessee’s applications for all licenses, permits, certificates, and approvals necessary or required under applicable law for Lessee to use and operate the Facility as a skilled nursing facility.

29.    Brokers. Lessor and Lessee represent and warrant to each other that no brokerage commissions are due to any real estate broker in relation to this Lease, and agree to indemnify and hold each other harmless for any damages, costs or legal fees which may be incurred as a result of any claims for such commissions in contravention of the representations in this Section.

30.    Signs. Lessee may affix or place signs on the Premises, so long as the signs are authorized by applicable ordinances. The cost of installation of such signs shall be at the sole expense of Lessee.

31.    Relationship of Parties. Nothing contained in this Lease shall be deemed or construed as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto, it being understood and agreed that neither the method of computing Rent nor any other provision contained herein nor any acts of the parties hereto shall be deemed to create any relationship between the parties hereto other than that of landlord and tenant.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Lease has been executed by Lessor and Lessee as of the date first written above.

LESSOR:

GEORGETOWN HC&R PROPERTY HOLDINGS, LLC
a Georgia limited liability company

By:	/s/ William McBride
Name:	William McBride
Title:	Manager

LESSEE:

BLUE RIDGE IN GEORGETOWN LLC,
a South Carolina limited liability company

By:	/s/ Levi Rudd
Name:	Levi Rudd
Title:	Blue Ridge in Georgetown LLC CEO

EXHIBIT “A-1”
LEGAL DESCRIPTION

EXHIBIT A-2
Lessor personal property

“Lessor Personal Property” means: (i) all personal property used in the operation or management of the Facilities, including machinery, equipment, furniture, furnishings, beds, computers, signage, trade fixtures or other personal property and consumable inventory and supplies, including any and all such personal property replaced by Lessee as set forth in the Lease, and (ii) all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, and other plans and studies that relate to the Facilities; provided, however, that Lessor Personal Property shall not include: (a) any vehicles or computer software used in connection with the operation of the Facilities, or (b) any equipment Leased by Lessee from third parties, which equipment is not a replacement of what would otherwise be Lessor Personal Property. Lessor’s Personal Property as of the Execution Date shall include, without limitation, the items listed on the attached Schedule A-2.

EXHIBIT “B”
CERTAIN DEFINITIONS
For purposes of this Lease, the following terms and words shall have the specified meanings:

“Affiliate” shall mean with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with the first Person.

“Control” shall mean, as applied to any Person, the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership, voting control, by contract or otherwise.

“Environmental Activities” shall mean the use, generation, transportation, handling, discharge, production, treatment, storage, release or disposal of any Hazardous Materials at any time to or from any portion of the Premises or located on or present on or under any portion of the Premises.

“Facility Mortgage” shall mean any mortgage, deed of trust or other security agreement or lien encumbering the Premises or any portion thereof and securing an indebtedness of Lessor or any Affiliate of Lessor or any ground, building or similar Lease or other title retention agreement to which the Premises or any portion thereof is subject from time to time.

“Facility Mortgagee” shall mean the holder or beneficiary of a Facility Mortgage and any other rights of the lender, credit party or lessor under the applicable Facility Mortgage Documents.

“Facility Mortgage Documents” shall mean with respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan or credit agreement, Lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, Lease or other financing vehicle pursuant thereto.

“Hazardous Materials” shall mean (a) any petroleum products and/or by-products (including any fraction thereof), flammable substances, explosives, radioactive materials, hazardous or toxic wastes, substances or materials, known carcinogens or any other materials, contaminants or pollutants which pose a hazard to any portion of the Premises or to Persons on or about any portion of the Premises or cause any portion of the Premises to be in violation of any Hazardous Materials Laws; (b) asbestos in any form which is friable; (c) urea formaldehyde in foam insulation or any other form; (d) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million or any other more restrictive standard then prevailing; (e) medical wastes and biohazards not disposed of in accordance with applicable law;

(f) radon gas; and (g) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of any portion of the Premises or the owners and/or occupants of property adjacent to or surrounding any portion of the Premises, including, without limitation, any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) as amended from time to time.

“Hazardous Materials Claims” shall mean any and all enforcement, clean up, removal or other governmental or regulatory actions or orders threatened, instituted or completed pursuant to any Hazardous Material Laws, together with all claims made or threatened by any third party against any portion of the Premises, Lessor or Lessee relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

“Hazardous Materials Laws” shall mean any laws, ordinances, regulations, rules, orders, guidelines or policies relating to the environment, health and safety, Environmental Activities, Hazardous Materials, air and water quality, waste disposal and other environmental matters.

“Person” shall mean any individual, partnership, association, corporation, limited liability company or other entity.

EXHIBIT C
[LESSOR’S WIRE INSTRUCTIONS]

EXHIBIT “C-1”
FAIR MARKET RENTAL

“Fair Market Rental” means, as of the date of determination, the fair market rental of the Premises at its highest and best use, operated as a business consistent with the business to be operated pursuant to the terms of this Lease, that a willing, comparable, non‑equity Lessee (excluding release and assignment transactions) would pay, and a willing, comparable Lessor of a comparable building located in the area in applicable geographical areas would accept, at arm’s length, for buildings of comparable size and quality as the Premises, taking into account the age, quality and layout of the existing improvements in the Premises and taking into account items that professional real estate appraisers customarily consider, including, but not limited to, rental rates, availability of competing facilities, Lessee size and any Lease concessions, if any, then being charged or granted by Lessor or the lessors of such similar facilities. The Fair Market Rental shall be in such amount as agreed to by the parties, or failing such agreement within ten (10) days of such date, as established pursuant to the following appraisal process.
Each party shall within ten (10) days after written demand by the other select one MAI Appraiser to participate in the determination of Fair Market Rental. Within ten (10) days of such selection, the MAI Appraisers so selected by the parties shall select a third (3rd) MAI Appraiser. The three (3) selected MAI Appraisers shall each determine the Fair Market Rental of the Premises or applicable portion thereof within thirty (30) days of the selection of the third appraiser. Lessee shall pay the fees and expenses of any MAI Appraiser retained pursuant to this Exhibit.
If either party fails to select a MAI Appraiser within the time period set forth in the foregoing paragraph, the MAI Appraiser selected by the other party shall alone determine the Fair Market Rental of the Premises in accordance with the provisions of this Exhibit and the Fair Market Rental so determined shall be binding upon the parties. If the MAI Appraisers selected by the parties are unable to agree upon a third (3rd) MAI Appraiser within the time period set forth in the foregoing paragraph, either party shall have the right to apply at their own expense to the presiding judge of the court of original trial jurisdiction in the county in which the Premises or applicable portion thereof are located to name the third (3rd) MAI Appraiser.
Within five (5) days after completion of the third (3rd) MAI Appraiser’s appraisal, all three (3) MAI Appraisers shall meet and a majority of the MAI Appraisers shall attempt to determine the Fair Market Rental of the Premises or applicable portion thereof. If a majority are unable to determine the fair market value at such meeting, the three (3) appraisals shall be added together and their total divided by three (3). The resulting quotient shall be the Fair Market Rental. If, however, either or both of the low appraisal or the high appraisal are more than ten percent (10%) lower or higher than the middle appraisal, any such lower or higher appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting quotient shall be the Fair Market Rental. If both the lower appraisal and higher appraisal are disregarded as provided herein, the middle appraisal shall be the Fair Market Rental. In any event, the result of the foregoing appraisal process shall be final and binding.
“MAI Appraiser” shall mean an appraiser licensed or otherwise qualified to do business in the state(s) where the Premises or applicable portion thereof are located and who has substantial experience in performing appraisals of facilities similar to the Premises or applicable portion thereof and holds the Appraisal Institute’s MAI designation, or, if such organization no longer exists or certifies appraisers, such successor organization or such other organization as is reasonably agreed upon by Lessee and Lessor.

EXHIBIT “D”
FINANCIAL, MANAGEMENT AND REGULATORY REPORTS

REPORT	DUE DATE
Monthly financial reports concerning the Business at the Facilities consisting of:
(1)a reasonably detailed income statement showing, among other things, gross revenues;
(2)total patient days;
(3)occupancy; and
(4)payor mix.
(All via e-mail to _______________________)
Thirty (30) days after the end of each calendar month
Quarterly consolidated or combined financial statements of Lessee (via e-mail to financials@adcarehealth.com)	Thirty (30) days after the end of each of the first three quarters of the fiscal year of Lessee and such Guarantor
Annual consolidated or combined financial statements of Lessee audited by a reputable certified public accounting firm (via e-mail to financials@adcarehealth.com)	Ninety (90) days after the fiscal year end of Lessee and such Guarantor
Regulatory reports with respect to the Facilities, as follows:
(1)all federal, state and local licensing and reimbursement certification surveys, inspection and other reports received by Lessee as to any portion of the Premises and any portion of the Business, including state department of health licensing surveys;
(2)Medicare and Medicaid certification surveys; and
(3)life safety code reports.
Five (5) business days after receipt
Reports of regulatory violations,
by written notice of the following:
(1)any violation of any federal, state or local licensing or reimbursement certification statute or regulation, including Medicare or Medicaid;
(2)any suspension, termination or restriction placed upon Lessee or any portion of the Premises, the operation of any portion of the Business or the ability to admit residents or patients; or
(3)any violation of any other permit, approval or certification in connection with any portion of the Premises or any portion of the Business, by any federal, state or local authority, including Medicare or Medicaid.
Two(2) business days after receipt
Cost Reports	Fifteen (15) days after filing

EXHIBIT “E”
FAIR MARKET VALUE

“Fair Market Value” means the fair market value of the Premises and/or Facilities or applicable portion thereof on a specified date as agreed to by the parties, or failing such agreement within ten (10) days of such date, as established pursuant the following appraisal process. Each party shall within ten (10) days after written demand by the other party select one MAI Appraiser to participate in the determination of Fair Market Value. For all purposes under this Lease, the Fair Market Value shall be the fair market value of the Premises and/or Facilities or applicable portion thereof unencumbered by this Lease. Within ten (10) days of such selection, the MAI Appraisers so selected by the parties shall select a third (3rd) MAI Appraiser. The three (3) selected MAI Appraisers shall each determine the Fair Market Value of the Premises and/or Facilities or applicable portion thereof within thirty (30) days of the selection of the third appraiser. Lessee shall pay the fees and expenses of any MAI Appraiser it retains pursuant to this Exhibit. Lessor shall pay the fees and expenses of any MAI Appraiser it retains pursuant to this Exhibit. Each party shall pay half the fees and expenses of the third MAI Appraiser selected by the respective MAI Appraisers selected by each of the parties.

If either party fails to select a MAI Appraiser within the time period set forth in the foregoing paragraph, the MAI Appraiser selected by the other party shall alone determine the fair market value of the Premises and/or Facilities or applicable portion thereof in accordance with the provisions of this Exhibit and the Fair Market Value so determined shall be binding upon the parties. If the MAI Appraisers selected by the parties are unable to agree upon a third (3rd) MAI Appraiser within the time period set forth in the foregoing paragraph, either party shall have the right to apply to the presiding judge of the court of original trial jurisdiction in the county in which the Premises and/or Facilities or applicable portion thereof are located to name the third (3rd) MAI Appraiser. The cost of such application to the presiding judge shall be equally shared by the parties.

Within five (5) days after completion of the third (3rd) MAI Appraiser’s appraisal, all three (3) MAI Appraisers shall meet and a majority of the MAI Appraisers shall attempt to determine the fair market value of the Premises and/or Facilities or applicable portion thereof. If a majority are unable to determine the fair market value at such meeting, the three (3) appraisals shall be added together and their total divided by three (3). The resulting quotient shall be the Fair Market Value. If, however, either or both of the low appraisal or the high appraisal are more than ten percent (10%) lower or higher than the middle appraisal, any such lower or higher appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting quotient shall be such Fair Market Value. If both the lower appraisal and higher appraisal are disregarded as provided herein, the middle appraisal shall be such Fair Market Value. In any event, the result of the foregoing appraisal process shall be final and binding.

“MAI Appraiser” shall mean an appraiser licensed or otherwise qualified to do business in the state(s) where the Premises or applicable portion thereof are located and who has substantial experience in performing appraisals of facilities similar to the Premises or applicable portion thereof and is certified as a member of the American Institute of Real Estate Appraisers or certified as a SRPA by the Society of Real Estate Appraisers, or, if such organizations no longer exist or certify appraisers, such successor organization or such other organization as is approved by Lessor.

EXHIBIT “F”
MEMORANDUM OF LEASE

[TO BE ATTACHED]

SCHEDULE 1
RELATED LEASES

1.	1761 Pinewood Road
Sumter, South Carolina 29154
96 beds

2.	417 Mountain Trace Road
Sylva, North Carolina 28779
106 beds